Exhibit 10.18
EXECUTIVE EMPLOYMENT AGREEMENT
EXECUTIVE EMPLOYMENT AGREEMENT, effective as of September 26, 2005 by and between INTERSTATE HOTELS & RESORTS, INC., a Delaware corporation ((the “Company”), INTERSTATE MANAGEMENT COMPANY, L.L.C., a Delaware limited liability company (the “LLC”) and any successor employer, and Leslie Ng (the “Executive”), an individual residing at       .
          The Company and the LLC desire to employ the Executive in the capacity of Chief Investment Officer, and the Executive desires to be so employed, on the terms and subject to the conditions set forth in this agreement (the “Agreement”);
          Now, therefore, in consideration of the mutual covenants set forth herein and other good and valuable consideration the parties hereto hereby agree as follows:
          1. Employment; Term. The Company and the LLC each hereby employ the Executive, and the Executive agrees to be employed by the Company and the LLC, upon the terms and subject to the conditions set forth herein, for a term of three (3) years, commencing on September   , 2005 (the “Commencement Date”), and ending on September 26, 2008 unless terminated earlier in accordance with Section 4 of this Agreement; provided that such term shall automatically be extended from time to time for additional periods of one calendar year from the date on which it would otherwise expire unless the Executive, on the one hand, or the Company and the LLC, on the other, give notice to the other party and parties prior to such date that it elects to permit the term of this Agreement to expire without extension on such date. (The initial term of this Agreement as the same may be extended in accordance with the terms of this Agreement is hereinafter referred to as the “Term”).
          2. Positions; Conduct.
               (a) During the Term, the Executive will hold the title and office of, and serve in the position of Chief Investment Officer of the Company and the LLC. The Executive shall undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity including, but not limited to, responsibility for the supervision and activities of the development and acquisitions department. The Executive shall perform such other specific duties and services (including service as an officer, director or equivalent position of any direct or indirect subsidiary without additional compensation) as they shall reasonably request consistent with the Executive’s position.
               (b) During the Term, the Executive agrees to devote his full business time and attention to the business and affairs of the Company and the LLC and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to (i) serving, with the approval of the Board, as a director, trustee or member of any committee of any organization, (ii) engaging in charitable and community activities and (iii) managing his personal investments and affairs; provided that such activities do not involve any material conflict of interest with the interests of the Company or, individually or collectively, interfere materially with the performance by the Executive of his duties and responsibilities under this Agreement, Notwithstanding the foregoing and except as expressly provided herein, during the Term, the Executive may not accept employment with any other individual or entity, or engage in any other venture which is directly or indirectly in conflict or competition with the business of the Company or the LLC
               (c) The Executive’s office and place of rendering his services under this Agreement shall be in the principal executive offices of the Company which shall be in the Washington, D.C. metropolitan area, Executive will be present in the principal executives offices of the Company at least two days each week unless it is not practical for a given week as a result of the Executive traveling on Company business outside the Washington, D.C. or New York City metropolitan areas. During the Term, the Company shall provide the Executive with executive office space, and administrative and secretarial assistance and other support services at the Company’s corporate offices consistent with his position as Chief Investment Officer and with his duties and responsibilities hereunder. The Company will also provide office space to the Executive at one of the hotels managed by a subsidiary of the Company in New York City.
          3. Salary; Additional Compensation; Perquisites and Benefits;
               (a) During the Term, the Company and the LLC will pay the Executive a base salary at an aggregate annual rate of not less than $285,000 per annum, subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”), and in the discretion of such Committee, increased from time to time. Once increased, such base salary may not be decreased. Such salary shall be paid in periodic installments in accordance with the Company’s standard practice, but not less frequently than semi-monthly.
               (b) For each fiscal year during the Term, the Executive will be eligible to receive a bonus from the Company. The award and amount of such bonus shall be based upon the achievement of predefined operating or performance goals and other criteria established by the Compensation Committee, which goals shall give the Executive the opportunity to earn a cash bonus equal to an amount between 0% and 100% of base salary.
               (c) In addition to the bonus referenced in Paragraph 3(b) above, Executive will be eligible to participate in the Company’s Development Incentive Plan on terms agreed to by the Chief Executive Officer.
               (d) As a signing bonus the Executive will be granted on the Commencement Date an amount of restricted stock equal to $225,000 based on the closing price of the shares of the Company’s common stock on the Commencement Date. The shares granted pursuant to this Paragraph 3(c) shall fully vest on March 1, 2006 and shall not subject to Section 5 or any other conditions.
               (e) During the Term, the Executive will participate in all plans now existing or hereafter adopted by the Company or the LLC for their management employees or the general benefit of their employees, such as any pension, profit-sharing, deferred compensation plans, bonuses, stock option or other incentive compensation plans, life and health insurance plans, or other insurance plans and benefits on the same basis and subject to the same qualifications as other senior executive officers. Notwithstanding the foregoing, the Company and the LLC may, in their sole discretion, discontinue or eliminate any such plans.
               (f) The Executive shall be eligible for stock option and restricted stock award grants from time to time pursuant to the Company’s Incentive Plan in accordance with the terms thereof. All such grants shall be at the discretion of the Board. Executive shall receive a separate option agreement governing any such grants. As of the Commencement Date, the Executive will be granted (i) 20,000 shares of restricted stock of the Company which will vest annually on a ratable basis over three years and (ii) 25,000 options in the Company’s stock which will vest annually on a ratable basis over three years. Subject to annual Board approval which shall be solely at the Board’s discretion, it is contemplated that Executive will be eligible for future annual grants of 20,000 shares of restricted stock and 25,000 options in the Company’s stock,
               (g)  The Company and the LLC will reimburse the Executive, in accordance with its standard policies from time to time in effect, for all out-of-pocket business expenses as may be incurred by the Executive in the performance of his duties under this Agreement.
               (h) The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company’s policy from time to time in effect for senior executives, which in any event shall not be less than a total of four weeks per calendar year. Such vacation time shall not be carried over year to year, and shall not be paid out upon termination of employment, or upon expiration of this Agreement,
               (i) To the fullest extent permitted by applicable law, the Executive shall be indemnified and held harmless by the Company and the LLC against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in his capacity as a director, officer or employee of the Company or the LLC.
               Indemnification under this Section 3(i) shall be in addition to, and not in substitution of, any other indemnification by the Company or the LLC of its officers and directors. Expenses incurred by the Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section 3(i) shall be paid by the Company or the LLC, as the case may be, in advance of the final disposition of such action, suit or proceeding upon the Company’s or the LLC’s receipt of (x) a written affirmation by the Executive of his good faith belief that the standard of conduct necessary for his indemnification hereunder and under the provisions of applicable law has been met and (y) a written undertaking by or on behalf of the Executive to repay the amount advanced if it shall ultimately be determined by a court that the Executive engaged in conduct, including fraud, theft, misfeasance, or malfeasance against the Company or the LLC, which precludes indemnification under the provisions of such applicable law. Such written undertaking in clause (y) shall be accepted by the Company or the LLC, as the case may be, without security therefor and without reference to the financial ability of the Executive to make repayment thereunder. The Company and the LLC shall use commercially reasonable efforts to maintain in effect for the Term of this Agreement a directors’ and officers’ liability insurance policy, with a policy limit of at least $25,000,000, subject to customary exclusions, with respect to claims made against officers and directors of the Company or the LLC; provided, however, the Company or the LLC, as the case may be, shall be relieved of this obligation to maintain directors’ and officers’ liability insurance if, in the good faith judgment of the Company or the LLC, it cannot be obtained at a reasonable cost. While employed by the Company, Executive will be covered by the directors’ and officers’ liability insurance policy on the same terms and conditions as are all other Executives of the Company. If the Company decides to not longer maintain directors’ and officers’ liability insurance policy, the Company will notify Executive.
          4. Termination.
               (a) The Term will terminate immediately upon the Executive’s death, Disability, or, upon thirty (30) days’ prior written notice by the Company, in the case of a Determination of Disability. As used herein the term “Disability” means the Executive’s inability to perform his duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment. A “Determination of Disability” shall occur when a physician, reasonably satisfactory to both the Executive and the Company and paid for by the Company or the LLC, finds that the Executive will likely be unable to perform his duties and responsibilities under this Agreement for the above-specified period due to a physical or mental incapacity or impairment. Such decision shall be final and binding on the Executive and the Company; provided that if they cannot agree as to a physician, then each shall select and pay for a physician and these two together shall select a third physician whose fee shall be borne equally by the Executive and either the Company or the LLC and whose Determination of Disability shall be binding on the Executive and the Company. Should the Executive become incapacitated, his employment shall continue and all base and other compensation due the Executive hereunder shall continue to be paid through the date upon which the Executive’s employment is terminated for Disability or Determination of Disability in accordance with this section.
               (b) The Term may be terminated by the Company upon notice to the Executive and with or without “Cause” as defined herein.
               (c) The Term may be terminated by the Executive upon notice to the Company and with or without “Good Reason” as defined herein.
          5. Severance.
               (a) If the Term is terminated by the Company for Cause,

               (i) the Company and the LLC will pay to the Executive an aggregate amount equal to the Executive’s accrued and unpaid base salary through the date of such termination;
               (ii) all unvested options and unvested restricted shares will terminate immediately; and
               (iii) any vested options issued pursuant to the Company’s Incentive Plan and held by the Executive at termination, will expire ninety (90) days after the termination date,
               (b) If the Term is terminated by the Executive other than because of death, Disability or for Good Reason,
               (i) Company and the LLC will pay to the Executive an aggregate amount equal to the Executive’s accrued and unpaid base salary through the date of such termination;
               (ii) all unvested options and unvested restricted shares terminate immediately; and
               (iii) any vested options issued pursuant to the Company’s Incentive Plan and held by the Executive at termination, will expire ninety (90) days after the termination date.
               (c) If the Term is terminated upon the Executive’s death or Disability,
               (i) the Company and the LLC will pay to the Executive’s estate or the Executive, as the case may be, a lump sum payment equal to the Executive’s base salary through the termination date, plus a pro rata portion of the Executive’s bonus for the fiscal year in which the termination occurred;
               (ii) the Company will make payments for one (1) year of all compensation otherwise payable to the Executive pursuant to this Agreement, including, but not limited to, base salary, bonus and welfare benefits;
               (iii) all of the Executive’s unvested stock options will immediately vest and such options, along with those previously vested and unexercised, will become exercisable for a period of one (i) year thereafter; and
               (iv) all of the Executive’s unvested restricted stock will immediately vest and all of the restricted stock of the Company held by the Executive shall become free from all contractual restrictions.
               (d) Subject to Section 5(e) hereof, if the Term is terminated by the Company without Cause or other than by reason of Executive’s death or Disability, in addition to any other remedies available, or if the Executive terminates the Term for Good Reason,

               (i) the Company and the LLC shall pay the Executive a lump sum equal to the product of one and one-half (1 1/2) times the sum of (A) the Executive’s then annual base salary and (B) the amount of the Executive’s bonus referenced in Paragraph 3(b) of this Agreement for the preceding calendar year.
               (ii) all of the Executive’s unvested stock options will immediately vest and such options, along with those previously vested and unexercised, will become exercisable for a period of one (1) year thereafter;
               (iii) all of the Executive’s unvested restricted stock will immediately vest and all of the restricted stock of the Company held by the Executive shall become free from all contractual restrictions; and
               (iv) the Company shall also continue in effect the Executive’s health and dental benefits (or similar health and dental benefits paid to senior executives) noted in Section 3(c) as follows: Upon Executive’s termination of employment, Executive shall be eligible for continued health insurance benefits under the federal law known as COBRA. Executive is required to timely elect COBRA in order to receive continued health insurance coverage under this Agreement Upon Executive’s election of COBRA coverage and timely payment of applicable monthly COBRA premiums, Executive will receive health insurance coverage under COBRA up to the maximum period provided by law. The Company will reimburse Executive of the cost of such COBRA coverage until the earlier of (x) eighteen (18) months from the termination date or (y) the date on which the Executive obtains health insurance coverage from a subsequent employer. Executive acknowledges that if he does not timely elect COBRA coverage he will not receive continued health insurance benefits from the Company, Executive also acknowledges that he is responsible for any taxes due on payments from the Company in reimbursement for COBRA premium amounts
          (e) If, within eighteen (18) months following a Change in Control, the Term is terminated by the Executive for Good Reason or by the Company without Cause, in addition to any other rights which the Executive may have under law or otherwise, the Executive shall receive the same payments provided for under Section 5(d) hereof; provided. that the amount of the multiplier described in clause (d)(i) of Section 5 hereof shall be increased from one and one-half (1 1/2 to two (2) times.
          (f) If at any time the Term is not extended pursuant to the proviso to Section 1 hereof as a result of the Company giving notice thereunder that it elects to permit the term of this Agreement to expire without extension, the Company shall be deemed to have terminated the Executive’s employment without Cause,
          (g) As used herein, the term “Cause” means:
               (i) the Executive’s willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement; provided, however, that the Company shall not be deemed to have Cause pursuant to this clause (i) unless the Company gives the Executive written notice that the specified conduct has occurred and making specific reference to this Section 5(g)(i) and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice;
               (ii) any willful and intentional act of the Executive involving malfeasance, fraud, theft, misappropriation of funds, or embezzlement affecting the Company or the LLC;
               (iii) the Executive’s conviction of, or a plea of guilty or nolo contendere to, an offense which is a felony;
               (iv) Executive’s material breach of this Agreement; or
               (v) Gross misconduct by Executive that is of such a serious or substantial nature that a substantial likelihood exists that such misconduct would injure the reputation of the Company if the Executive were to remain employed by the Company or LLC.
Termination of the Executive for Cause shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company’s Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote) of finding that in the good faith opinion of the Board, the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail, including, with respect to any termination based upon conduct described in clause (i) above that the Executive failed to cure such conduct during the thirty-day period following the date on which the Company gave written notice of the conduct referred to in such clause (i). For purposes of this Agreement, no such purported termination of the Executive’s employment shall be effective without such Notice of Termination;
          (h) As used herein, the term “Good Reason” means the occurrence of any of the following, without the prior written consent of the Executive:
               (i) assignment to the Executive of duties materially inconsistent with the Executive’s positions as described in Section 2(a) hereof, or any significant diminution in the Executive’s duties or responsibilities, other than in connection with the termination of the Executive’s employment for Cause, Disability or as a result of the Executive’s death or by the Executive other than for Good Reason;
               (ii) any material breach of this Agreement by the Company or the LLC which is continuing;
               (iii) a Change in Control; provided that a Change of Control shall only constitute Good Reason if (i) the Company terminates the Executive within eighteen months following a Change of Control or (ii) the Company changes the Executive’s job title, responsibilities or decreases Executive’s compensation or Section 5h(ii) occurs within eighteen months following a Change of Control and Executive within six months after such change (but not later than eighteen months following the Change of Control) terminates the Term of this Agreement; or
provided, however, that the Executive shall not be deemed to have Good Reason pursuant to clauses (h)(i) or (ii) above unless the Executive gives the Company or the LLC, as the case may be, written notice that the specified conduct or event has occurred and the Company or the LLC fails to cure such conduct or event within thirty (30) days of the receipt of such notice.
          (i) As used herein, the term “Change in Control” shall have the following meaning:
               (i) the acquisition (other than from the Company) by any “Person” (as the term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty (30%) percent or more of the combined voting power of the Company’s then outstanding voting securities;
               (ii) the individuals who were members of the Board (the “Incumbent Board”) during the previous twelve (12) month period, cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;
               (iii) approval by the stockholders of the Company of (a) merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty (50%) percent of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
               (iv) approval by the stockholders of the Company of any transaction (including without limitation a “going private transaction”) involving the Company if the stockholders of the Company, immediately before such transaction, do not as a result of such transaction, own directly or indirectly, more than fifty (50%) percent of the combined voting power of the then outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such transaction.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to clause (i)(i) above solely because thirty (30%) percent or more of the combined voting power of the Company’s then outstanding securities is acquired by (a) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (b) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
               (j) The amounts required to be paid and the benefits required to be made available to the Executive under this Section 5 are absolute. Under’ no circumstances shall the Executive, upon the termination of his employment hereunder, be required to seek alternative employment and, in the event that the Executive does secure other employment, no compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company under this Section 5.
               (k) Notwithstanding the previous provisions, if payments made pursuant to this Section 5 are considered “parachute payments” under Section 280G of the Internal Revenue Code of 1986, then the sum of such parachute payments plus any other payments made by the Company to the Executive which are considered parachute payments shall be limited to the greatest amount which may be paid to the Executive under Section 280G without causing any loss of deduction to the Company under such section; but only if, by reason of such reduction, the net after tax benefit of Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to Executive under Section 5, plus (ii) all other payments and benefits which the Executive receives or is then entitled to receive from the Company that would constitute a “parachute payment” which the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing (based upon the rate in effect for such years as set forth in the Code at the time such payments and benefits are made and received), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.
          6. Cooperation with Company. Following the termination of the Executive’s employment for any reason, Executive, for a period of 24 months following the terminations of employment, shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company agrees to reimburse the Executive for any out-of-pocket expense he incurs in performing any work on behalf of the Company following the termination of his employment.
          7. Confidential Information.
               (a) The Executive acknowledges that the Company and its subsidiaries or affiliated ventures (“Company Affiliates”) own and have developed and compiled, and will in the future own, develop and compile, certain Confidential Information and that during the course of his rendering services hereunder Confidential Information will be disclosed to the Executive by the Company Affiliates. The Executive hereby agrees that, during the Term and for a period of three years thereafter, he will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of the Company Affiliates. In particular,

Executive covenants and agrees that Executive shall not, directly or indirectly, communicate or divulge, or use for the benefit of Executive or for any other person, or to the disadvantage of the Company, the Confidential Information or any information in any way relating to the Confidential Information, without prior written consent from the Company.
               (b) As used herein, the term “Confidential Information” means any trade secrets, confidential or proprietary information, or other knowledge, know-how, information, documents, materials, owned, developed or possessed by a Company Affiliate pertaining to its businesses, including, but not limited to, records, memoranda, computer files and disks, audio and video tapes, CD’s, and property in any form containing information generally not known in the hospitality industry, including but not limited to trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), operations, market structure, formulas, data, programs, licenses, prices, costs, software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, customer lists, client lists and client contact lists, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to the Executive, (ii) becomes generally known or generally available to the public subsequent to its disclosure to the Executive through no wrongful act of the Executive, (iii) is or becomes available to the Executive from sources other than the Company Affiliates which sources are not known to the Executive to be under any duty of confidentiality with respect thereto or (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company’s sole expense, in seeking a protective order or other appropriate protection of such information).
               (c) Upon demand by the Company and/or upon termination of employment with the Company for any reason, Executive shall promptly deliver to the Company all property and materials, whether written, descriptive, or maintained in some other form belonging to or relating to the Company, its business affairs and those of its Affiliates, including all Confidential Information, If Executive desires to retain copies of any forms or other materials developed by Executive during his employment with the Company, he may request permission to do so from the Chief Executive Officer, which permission shall not be unreasonably withheld.
               (d) The Executive agrees that during his employment hereunder and for a period of twelve (12) months thereafter he will not solicit or accept the business of, or assist any other person to solicit or accept the business of, any persons or entities who were customers of the Company, as of, or within one (1) year prior to, the Executive’s termination of employment, for the purposes of providing products or services competitive with the products or services of the Company or to cause such customers to reduce or end their business with the Company.
               (e) The Executive agrees that during his employment hereunder and for a period of twelve (12) months thereafter he will not solicit, raid, entice or induce any person that then is or at any time during the twelve (12) month period prior to the end of the Term was an employee in Executive’s department (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.
               (f) The Executive shall make no statements disparaging the Company, any of its affiliates, any of its officers, directors, or employees, or any of its business practices. The Company’s directors and officers shall make no statements disparaging the Executive.
     8. Specific Performance.
               (a) The Executive acknowledges that the services to be rendered by him hereunder are of a special, unique, extraordinary and personal character and that the Company Affiliates would sustain irreparable harm in the event of a violation by the Executive of Section 8 hereof. Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement without proving actual damages or posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
               (b) If any of the restrictions on activities of the Executive contained in Section 8 hereof shall for any reason be held by a court of competent jurisdiction to be excessively broad, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.
               (c) Notwithstanding anything in this Agreement to the contrary, in the event that the Company fails to make any payment of any amounts or provide any of the benefits to the Executive when due as called for under Section 5 of this Agreement and such failure shall continue for .twenty (20) days after written notice thereof from the Executive, all restrictions on the activities of the Executive under Section 7 hereof shall be immediately and permanently terminated.
     9. Withholding. The parties agree that all payments to be made to the Executive by the Company pursuant to the Agreement shall be subject to all applicable withholding obligations of such company.
     10. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered personally, four (4) days after being mailed if sent by registered or certified mail, postage pre-paid, or by one (1) day after delivery if sent by air courier (for next-day delivery) with evidence of receipt thereof or by facsimile with receipt confirmed by the addressee. Such notices shall be addressed respectively:

If to the Executive, to:

If to the Company or to the LLC, to:

Interstate Hotels & Resorts, Inc.

or to any other address of which such party may have given notice to the other parties in the manner specified above.
     11. Miscellaneous.
          (a) This Agreement is a personal contract calling for the provision of unique services by the Executive, and the Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company and the LLC hereunder will be binding upon and run in favor of their respective successors and assigns. The Company will not be deemed to have breached this Agreement if any obligations of the Company to make payments to the Executive are satisfied by the LLC.
          (b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to conflict of laws principles.
          (c) The headings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
          (d) The provisions of this Agreement which by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.
          (e) The Company and the LLC shall reimburse the Executive for all costs incurred by the Executive in any proceeding for the successful enforcement of the terms of this Agreement, including without limitation all costs of investigation and reasonable attorneys’ fees and expenses incurred in the preparation of or in connection with such proceeding.
          (f) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, all of which shall be terminated on the Commencement Date. In addition, the parties hereto hereby waive all rights such party may have under all other prior agreements. In addition, the parties hereto hereby waive all rights such party may have under all other prior agreements and undertakings, both written and oral, among the parties hereto
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written

EXECUTIVE:

/s/ Leslie Ng

Leslie Ng

COMPANY:

INTERSTATE HOTELS & RESORTS, INC.

By: Name:	/s/ Christopher L. Bennett Christopher L. Bennett
Title:	Senior Vice President and General Counsel

LLC:

INTERSTATE MANAGEMENT COMPANY, LLC

By:	Interstate Operating Company, L.P. a member

By:	Interstate Hotels & Resorts, Inc. its general partner

By: Name:	/s/ Christopher L. Bennett Christopher L. Bennett
Title:	Senior Vice President and General Counsel